     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001
                                         REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                        CORPORATE OFFICE PROPERTIES TRUST
             (Exact name of Registrant as specified in its charter)

                               ------------------

            Maryland           8815 Centre Park Drive          23-2947217
(State or other jurisdiction         Suite 400                (IRS Employer
     of incorporation or      Columbia, Maryland 21045    Identification Number)
         organization)                (410) 730-9092
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                               CLAY W. HAMLIN, III
                             Chief Executive Officer
                        Corporate Office Properties Trust
                             8815 Centre Park Drive
                                    Suite 400
                               Columbia, MD 21045
                                 (410) 730-9092
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   Copies to:
       John F. Bales, Esq.                         John H. Gurley
    Morgan, Lewis & Bockius LLP          Senior Vice President & General Counsel
       1701 Market Street                  Corporate Office Properties Trust
     Philadelphia, PA 19103               8815 Centre Park Drive, Suite 400
         (215) 963-5478                         Columbia, MD 21045
                                                   (410) 992-7247

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                              ------------------
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
===================================================================================================
                                           Proposed Maximum   Proposed Maximum
  Title of Shares         Amount to be       Offering Price        Aggregate         Amount of
 Being Registered          Registered          Per Share       Offering Price     Registration Fee
===================================================================================================
Common Shares of
Beneficial Interest,         1,296,802            (1)                (1)             $3,137
par value $0.01 per share
===================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on April 25, 2001, equal to $9.675.


================================================================================


The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any state where an offer or sale of the securities is not permitted.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED APRIL 27, 2001



                        CORPORATE OFFICE PROPERTIES TRUST

                 1,296,802 COMMON SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)

      This is an offering of Common Shares of Corporate Office Properties Trust. Corporate Office Properties Trust is referred to in this prospectus as "we," "us" or "COPT." The Common Shares covered by this prospectus may be sold by certain selling shareholders identified in this prospectus. The selling shareholders own limited partnership interests in our operating partnership, Corporate Office Properties, L.P., or own Convertible Preferred Shares of COPT, which they may exchange for or convert into 1,296,802 Common Shares of COPT. This prospectus includes Common Shares that the selling shareholders may acquire through exchange or conversion as provided above. You may find information pertaining to these shareholders (and certain other selling shareholders) and their ownership of certain Common Shares and Convertible Preferred Shares of COPT, and of certain limited partnership interests in our operating partnership, under the heading "The Selling Shareholders" in this prospectus.

                               -------------------

      BEFORE INVESTING IN THE COMMON SHARES, YOU SHOULD REVIEW THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K.

                               -------------------

      Our most recent Annual Report on Form 10-K can be obtained from us or the Securities and Exchange Commission as provided under the heading "Where You Can Find More Information" in this prospectus.

                               -------------------

      Our Common Shares are listed on the New York Stock Exchange under the symbol "OFC." To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.8% of the lesser of the number or value of outstanding Common Shares, with certain exceptions.

                               -------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

      We are registering most of these shares as required under the terms of certain agreements between the selling shareholders and us to make the Common Shares freely tradable. Registration of these Common Shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders. We will receive no proceeds of any sales of these Common Shares, but will incur expenses in connection with the offering.

      The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus.

                  The date of this prospectus is April , 2001

                                TABLE OF CONTENTS


      SUMMARY................................................................3

      OUR COMPANY............................................................3

      FORWARD-LOOKING STATEMENTS.............................................3

      THE SELLING SHAREHOLDERS...............................................4

      DESCRIPTION OF SHARES..................................................6

      FEDERAL INCOME TAX MATTERS............................................22

      PLAN OF DISTRIBUTION..................................................32

      EXPERTS...............................................................33

      LEGAL MATTERS.........................................................33

      WHERE YOU CAN FIND MORE INFORMATION...................................33

                                     SUMMARY

      THIS PROSPECTUS SUMMARY CALLS YOUR ATTENTION TO SELECTED INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND US AND THE SECURITIES THAT MAY BE OFFERED THROUGH THIS PROSPECTUS, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY AND THE DOCUMENTS TO WHICH WE REFER YOU IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION" IN THIS PROSPECTUS, ESPECIALLY OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE SECTION OF THAT REPORT ENTITLED "RISK FACTORS".

                                   OUR COMPANY

      GENERAL. We are a fully-integrated and self-managed real estate investment trust ("REIT") that focuses principally on the ownership, management, leasing, acquisition and development of suburban office buildings located in select submarkets in the Mid-Atlantic region of the United States.

      We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P., a Delaware limited partnership, for which we are the managing general partner. Our operating partnership owns real estate both directly and through subsidiaries. Interests in our operating partnership are in the form of Common and Preferred Units. We own a majority of the outstanding Common Units and a majority of the outstanding Preferred Units. The remaining Common and Preferred Units in our operating partnership are owned by third parties, which include certain of our officers and Trustees.

      We believe that we are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and we intend to continue to operate in such a manner. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to its shareholders at least 90% of its annual taxable income (excluding net capital gains).

      Our executive offices are located at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045 and our telephone number is (410) 730-9092.

                           FORWARD-LOOKING STATEMENTS

      THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF OUR BUSINESS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT OUR BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, EVENTS OR RESULTS AND INVOLVE POTENTIAL RISKS AND UNCERTAINTIES. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY. WE UNDERTAKE NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

      IMPORTANT FACTS THAT MAY AFFECT THESE EXPECTATIONS, ESTIMATES OR PROJECTIONS INCLUDE, BUT ARE NOT LIMITED TO: OUR ABILITY TO BORROW ON FAVORABLE TERMS; GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS AFFECT OFFICE PROPERTY DEMAND AND RENTS, TENANT CREDITWORTHINESS, INTEREST RATES AND FINANCING AVAILABILITY; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES; RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL REQUIREMENTS; AND THE OTHER FACTORS DESCRIBED IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K UNDER THE HEADING "RISK FACTORS".

                            THE SELLING SHAREHOLDERS

      The following table provides the names of the selling shareholders and information with respect to their share holdings as of the date of this prospectus. The number of Preferred and Common Units set forth under those headings in the table below represents units of limited partnership interests in our operating partnership which could be redeemed by the holder and, if we approve, exchanged for Common Shares. Such units and the Common and Preferred Shares set forth under those headings in the table constitute the amount of securities each selling shareholder held as of the date of this prospectus. The number of shares set forth under the heading "Total Common Shares" in the table below represents the maximum number of Common Shares that may be offered from time to time by the selling shareholders or their donees or pledgees, and assumes the conversion of all Preferred Units into Common Units and the exchange of all Common Units by the holder for Common Shares and further assumes the conversion of all Preferred Shares into Common Shares by the holder of Preferred Shares as of the date of this prospectus.

      Because the selling shareholders may sell or otherwise transfer less than all of their securities pursuant to this prospectus or otherwise or may not tender their units in exchange for Common Shares, we cannot estimate the number and percentage of Common Shares that will be held by each selling shareholder after this offering.


                                                                                                             TOTAL
                                                PREFERRED      COMMON        PREFERRED       COMMON          COMMON
                                                 UNITS(1)      UNITS(2)        SHARES        SHARES          SHARES
                                               ----------     ----------     ----------     ----------     ----------

Jay H. Shidler(3) ........................                       452,878                       300,000        752,878
Shidler Equities L.P.(3) .................                     2,995,439                                    2,995,439
Clay W. Hamlin, III(3) ...................                       587,292                       300,000        887,292
Lynn B. Hamlin(3) ........................                       121,411                                      121,411
LBCW Limited Partnership(3) ..............                     3,246,007                                    3,246,007
Anthony Muscatello .......................                        90,905                                       90,905
Robert L. Denton(3) ......................                       434,910                                      434,910
James K. Davis(3) ........................                        51,589                                       51,589
John E. de B. Blockey, Trustee of the
    John E. de Blockey Trust .............                       300,625                                      300,625
Henry D. Bullock .........................                       116,553                                      116,553
The Frederick K. Ito Trust ...............                        29,140                                       29,140
The June Y. I. Ito .......................                        29,135                                       29,135
Reger Investment Fund Ltd. ...............                       268,671                                      268,671
Samuel Tang ..............................                        22,889                                       22,889
Denise J. Liszewski(3) ...................                        34,333                                       34,333
David P. Hartsfield(3) ...................                        30,519                                       30,519
Lawrence J. Taff .........................                        13,733                                       13,733
Kimberly F. Aquino .......................                         5,874                                        5,874
Enterprise Nautical, Inc.(3) .............                        50,000                        30,000         80,000
Constellation Real Estate, Inc.(4) .......                                            1      8,876,171      8,876,173
M.O.R. XXIX Associates L.P. ..............                       148,381                                      148,381
John E. de B. Blockey and Sanda Juanita ..
   Blockey ...............................                        50,476                                       50,476
John Parsinen ............................                        90,000                                       90,000
John D. Parsinen, Jr .....................                        10,000                                       10,000
New Parkway Domain Group Enterprises, LLC                        206,768                                      206,768
United Properties Group, Incorporated ....      1,016,662                                                   2,420,672
Barony Trust Limited(5) ..................                                      544,000                     1,196,800
                                               ----------     ----------     ----------     ----------     ----------
    Total ................................      1,016,662      9,387,528        544,001      9,506,171     22,511,173
                                               ==========     ==========     ==========     ==========     ==========

----------
(1) Preferred Units may be converted into Common Units of our operating partnership on the basis of 2.381 Common Units (subject to adjustment) for each Preferred Unit being converted plus an amount of cash equal to any accrued "priority return amount" as defined in the agreement governing our operating partnership.
(2) Each holder of Common Units in our operating partnership has the right to require the operating partnership to redeem all or a portion of such units. Our operating partnership has the right, in its sole discretion, to deliver to such redeeming holder for each Common Unit either one Common Share (subject to adjustment) or a cash payment equal to the then fair market value of such share determined as provided in the operating partnership agreement.
(3) Jay H. Shidler is the Chairman of the Board of COPT and is the controlling partner of Shidler Equities L.P. Clay W. Hamlin, III is a Trustee and Chief Executive Officer of COPT and is the controlling partner of LBCW Limited Partnership. Lynn B. Hamlin is Clay W. Hamlin's wife. Robert L. Denton is a COPT Trustee. James K. Davis is Vice President, Acquisitions of COPT. David P. Hartsfield served as Vice President of Development of Corporate Development Services, LLC, a wholly owned subsidiary of COMI, within the past three years. Vernon R. Beck, who owns all of the stock of Enterprise Nautical, Inc, served as Vice Chairman of the Board of COPT within the past three years. Denise J. Liszewski has been the Vice President, Administration of COPT within the past three years and is currently an Assistant Secretary of COPT.

(4) Constellation Real Estate, Inc.'s Preferred Share is designated as a Series A Preferred Share. Two of our Trustees have been designated by Constellation Real Estate, Inc. pursuant to the terms of this Series A Preferred Share. The Series A Preferred Share is presently convertible into 1.8748 Common Shares for every one Series A Preferred Share. For more information on the conversion of the Series A Preferred Share, you should refer to the discussion under the heading "Description of Shares - Series A Preferred Shares" in this prospectus.
(5) Barony Trust Limited's Preferred Shares are designated as Series D Preferred Shares. The Series D Preferred Shares are convertible into 2.2 Common Shares for every one Series D Preferred Share at any time by the holder after December 31, 2003. For more information on the conversion of the Series D Preferred Shares, you should refer to the discussion under the heading "Description of Shares - Series D Preferred Shares" in this prospectus.

                              DESCRIPTION OF SHARES

      THE FOLLOWING SUMMARY OF THE TERMS OF OUR SECURITIES DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO OUR DECLARATION OF TRUST AND BYLAWS, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

      Our Declaration of Trust provides that we may issue up to 45,000,000 Common Shares and 5,000,000 Preferred Shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"). Information with respect to the number of Common and Preferred Shares which are issued and outstanding as of a recent date can be found in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, which may be obtained as provided under the heading "Where You Can Find More Information" in this prospectus. Our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue. The additional shares of beneficial interest, which could include Common Shares and one or more classes of Preferred Shares, are available for issuance without further action by our shareholders, subject to the requirements of the New York Stock Exchange ("NYSE").

      Both Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of COPT will be personally liable for any of our obligations solely as a result of such shareholder's status as our shareholder. Our Declaration of Trust provides that the Board of Trustees has the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate us to indemnify and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to, any shareholder or any former shareholder from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder of COPT. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any shareholder or any former shareholder (including, without limitation, any individual who, while a shareholder and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of being a shareholder, against reasonable expenses incurred by him in connection with the proceeding. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders not covered by the Maryland REIT Law is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

COMMON SHARES

      All Common Shares offered hereby are duly authorized, fully paid and nonassessable. Subject to the preferential rights of our Series A, B and D Preferred Shares and any other shares or series of beneficial interest which we may issue in the future and to the provisions of our Declaration of Trust regarding the restriction on transfer of Common Shares, holders of Common Shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of the liquidation, dissolution or winding-up of COPT after payment of, or adequate provision for, all of our known debts and liabilities.

      Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. The Declaration of Trust provides for the election of Trustees to staggered three-year terms. See the section below entitled "Classification of Board, Vacancies and Removal of Trustees." As of the date of this prospectus, Constellation Real Estate, Inc. is entitled to appoint two of our Trustees. See section below entitled "Description of Shares-Series A Preferred Shares".

      Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, the Common Shares have equal dividend, distribution, liquidation and other rights.

      Our Declaration of Trust provides for approval by a majority of the votes cast by holders of Common Shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present), (ii) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote generally in the election of Trustees, which action can only be taken for cause by vote at a shareholder meeting), (iii) the merger of COPT with another entity or the sale (or other disposition) of all or substantially all of the assets of COPT (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote on the matter), (iv) the amendment of the Declaration of Trust (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), (v) the termination of COPT (which requires the affirmative vote of two-thirds of the outstanding shares of beneficial interest entitled to be cast on the matter); and (vi) certain voting rights of Constellation Real Estate, Inc. (See section below entitled Description of Shares-Series A Preferred Shares"). Our Declaration of Trust permits the Trustees, without any action by the holders of Common Shares, (a) by a two-thirds vote, to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law and (b) by a majority vote to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

      Our Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of Common or Preferred Shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, in addition to the Series A Preferred Shares, Series B Preferred Shares and Series D Preferred Shares, the Board of Trustees could authorize the issuance of other Preferred Shares with terms and conditions which could also have the effect of delaying, deferring or preventing a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for Common Shares or other attributes that the shareholders may consider to be desirable.

PREFERRED SHARES

      Of the 5,000,000 Preferred Shares authorized, 1,025,000 preferred shares have been classified as Series A Preferred Shares, 1,725,000 shares have been classified as Series B Preferred Shares, 544,000 shares have been classified as Series D Preferred Shares and 1,265,000 shares have been classified as Series E Preferred Shares.

SERIES A PREFERRED SHARES

      We issued 984,308 Series A Preferred Shares to Constellation Real Estate, Inc. in 1998. We contributed the proceeds from the issuance of the Series A Preferred Shares to our operating partnership in exchange for a number of Series A Preferred Units equal to the number of Series A Preferred Shares that we issued. The terms of the Series A Preferred Units are substantially equivalent to the economic terms of the Series A Preferred Shares. The Series A Preferred Shares are convertible into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share. During September 2000, Constellation Real Estate, Inc. converted 984,307 of its 984,308 shares into 1,845,378 Common Shares, leaving only one Series A Preferred Share outstanding. Simultaneously, an equivalent number of Series A Preferred Units which we held in our operating partnership were converted into Common Units of the operating partnership.

      So long as Constellation Real Estate, Inc. holds the Series A Preferred Share (and it beneficially owns at least 30% of the Common Shares), it will have the right to designate up to two Trustees to our Board of Trustees. If Constellation Real Estate, Inc.'s Common Share beneficial holdings fall below 30% but remain above 15%, it may designate one Trustee. The affirmative vote of Constellation Real Estate, Inc. as the holder of the Series A Preferred Shares is required for any issuance or sale by COPT of greater than $50 million in Common Shares at a price less than $9.50 per share. Except as set forth above and as required by applicable law, the Series A Preferred Share does not entitle the holder thereof to any vote.

      The holder of the Series A Preferred Shares has nominal dividend and liquidation rights.

SERIES B PREFERRED SHARES

      We issued 1,250,000 Series B Preferred Shares in a public offering in 1999. We contributed the proceeds of the Series B Preferred Share offering to our operating partnership in exchange for a number of Series B Preferred Units equal to the number of Series B Preferred Shares that we sold in the offering. The terms of the Series B Preferred Units are substantially equivalent to the economic terms of the Series B Preferred Shares. The terms of the Series B Preferred Shares are as follows:

RANKING. The Series B Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to the Common Shares and any other class or series of our equity securities authorized or designated in the future if the holders of Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Junior Shares"); (ii) on a parity with the Series A Preferred Share, the Series D Preferred Shares and the Series E Preferred Shares and any other class or series of our equity securities authorized or designated in the future if the holders of such class or series of securities and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Shares"); and (iii) junior to any class or series of our equity securities authorized or designated in the future if the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Shares ("Senior Shares").

DIVIDENDS. Holders of Series B Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on the Series B Preferred Shares at the rate of $2.50 per year per Series B Preferred Share. Such dividends are cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each a "Dividend Payment Date"). Any dividend payable on the Series B Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which are fixed by our Board of Trustees and which are not more than 60 nor less than 10 days prior to such Dividend Payment Date. Holders of Series B Preferred Shares are not entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series B Preferred Shares that may be in arrears.

      When dividends are not paid in full upon the Series B Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series B Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series B Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us shall be made to or set apart for the holders of any Junior Shares, the holders of Series B Preferred Shares shall be entitled to receive a liquidation preference of $25.00 per share (the "Series B Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Shares have been paid the Series B Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Series B Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up shall not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment shall have been made in full to the holders of Series B Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares and any Parity Shares shall not be entitled to share therein.

OPTIONAL REDEMPTION. The Series B Preferred Shares will not be redeemable by us prior to July 15, 2004 (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in the section entitled "Restrictions on Transfer"). On or after July 15, 2004, we may, at our option, redeem the Series B Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Series B Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale of equity securities by us or our Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any Common Shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities unless and to the extent such debt securities are subsequently converted into equity securities) or options to purchase any of the foregoing of or in us or our Operating Partnership.

      In the event of a redemption of any Series B Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such Series B Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such Series B Preferred Shares. The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series B Preferred Shares have not been paid or declared and set apart for payment, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire Series B Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares.

      If fewer than all the outstanding Series B Preferred Shares are to be redeemed, we will select those Series B Preferred Shares to be redeemed pro rata in proportion to the numbers of Series B Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

      Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of the Series B Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the redemption date; (ii) the number of Series B Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series B Preferred Shares are to be surrendered for cash; and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we shall default in the payment of our redemption obligation), dividends on the Series B Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon, and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date).

      The Series B Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under the section entitled "Restrictions on Transfer."

      Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

VOTING RIGHTS. Holders of Series B Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

      If and whenever dividends on any Series B Preferred Shares or any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the "Voting Parity Shares")), and the holders of Series B Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series B Preferred Shares and of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Series B Preferred Shares and shares of any series of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of Series B Preferred Shares and such other Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee shall occur by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Series B Preferred Shares and Voting Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Shares and Voting Parity Shares to elect such additional two

Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly. Series A Preferred Shares are not Voting Parity Shares. The holder of the Series A Preferred Shares, as a separate class, is entitled to elect two additional Trustees if we shall fail at any time or from time to time to pay when due two consecutive quarterly dividend payments on the Series A Preferred Shares, and such Trustees are entitled to serve as Trustees thereafter until all accrued and unpaid dividends on the Series A Preferred Shares have been paid in full.

      The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series B Preferred Shares; provided, however, that no such vote of the holders of Series B Preferred Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding Series B Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, Series B Preferred Shares or any shares of any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares.

      With respect to the exercise of the above-described voting rights, each Series B Preferred Share has one (1) vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series B Preferred Shares as a single class, then the Series B Preferred Shares and such other class or series shall have one quarter of one (0.25) vote per $25.00 of liquidation preference.

CONVERSION. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities.

SERIES D PREFERRED SHARES

      The outstanding 544,000 Series D Preferred Shares were issued in a private placement to a private investor on January 25, 2001. We contributed the proceeds from the sale of the Series D Preferred Shares to our operating partnership in exchange for a number of Series D Preferred Units equal to the number of Series D Preferred Shares that we sold in the private placement. The terms of the Series D Units are substantially equivalent to the economic terms of the Series D Preferred Shares. The terms of the Series D Preferred Shares are as follows:

RANKING The Series D Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to any Junior Shares; (ii) on a parity with all other Parity Shares; and (iii) junior to any Senior Shares.

DIVIDENDS Holders of the Series D Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on the Series D Preferred Shares at a rate of $1.00 per year per Series D Preferred Share. Such dividends are cumulative from the date of original issue, whether or not in any dividend period or periods such dividends have been declared or there are funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or if not a business day, the next succeeding business day) (each a "Dividend Period"). Any dividend payable on the Series D Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which are fixed by the Board of Trustees and which are not more than 60 nor more than 10 days prior to such Dividend Payment Date. Holders of Series D Preferred Shares are not entitled to receive any dividends in excess of cumulative dividends on the Series D Preferred Shares. No interest, or sum of money in lieu of interest, will be payable in respect to any dividend payment or payments on the Series D Preferred Shares that may be in arrears.

      When dividends are not paid in full upon the Series D Preferred Shares or any other class or series of Parity Shares or a sum sufficient for such payment is not set apart, all dividends declared upon the Series D Preferred Shares and any Parity Shares will be declared ratably, in proportion to the respective amounts of dividends accrued and unpaid on the Series D Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series D Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends will be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series D Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor will any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor will any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we will not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

LIQUIDATION PREFERENCE Upon any voluntary or involuntary liquidation, dissolution or winding-up, before any payment or distribution by us may be made to or set apart for the holders of any Junior Shares, the holders of Series D Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share (the "Series D Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. Such holders will not be entitled to any further payment. Until the holders of the Series D Preferred Shares have been paid the Series D Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Shares upon our liquidation, dissolution or winding-up. If upon any liquidation, dissolution or winding-up, our assets, or proceeds thereof, distributable among the holders of Series D Preferred Shares is insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, will be distributed among the holders of Series D Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding-up will not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets, or a statutory share exchange. Upon any liquidation, dissolution or winding-up, after payment has been made in full to the holders of Series D Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares will be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares and any Parity Shares will not be entitled to share therein.

OPTIONAL REDEMPTION The Series D Preferred Shares will not be redeemable by us prior to January 25, 2006 (subject to the holder's right to convert such shares prior to such date in the manner as described in "Conversion" below, and except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in "Description of Shares--Restrictions on Transfer" below). On or after January 25, 2006, we may, at our option, redeem the Series D Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Series D Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date.

      In the event of a redemption of any Series D Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date in respect of such Series D Preferred Shares called for redemption will be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such Series D Preferred Shares. The redemption date will be selected by us and will not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding

Series D Preferred Shares have not been paid or declared and set apart for payment, no Series D Preferred Shares may be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire Series D Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Shares.

      If fewer than all the outstanding Series D Preferred Shares are to be redeemed, we will select those Series D Preferred Shares to be redeemed pro rata in proportion to the numbers of Series D Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

      Notice of redemption will be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of the Series D Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above will be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice will state: (i) the redemption date; (ii) the number of Series D Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series D Preferred Shares are to be surrendered for cash; and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next dividend payment date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we default in the payment of our redemption obligation), dividends on the Series D Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease except (a) the right to receive the cash payable upon such redemption without interest thereon, and (b) if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date, the full dividend payable on such dividend payment date with respect to such Series D Preferred Shares called for redemption will be payable on such dividend payment date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares.

      The Series D Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under "Description of Shares--Restrictions on Transfer" below.

      Subject to applicable law and the limitations on purchases when dividends on the Series D Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series D Preferred Shares by private agreement with the holders or otherwise.

CONVERSION The Series D Preferred Shares are convertible into our common shares at any time by the holder after December 31, 2003, at the rate of 2.2 common shares for every one Series D Preferred Share ("Conversion Rate"). This Conversion Rate is subject to adjustment in the event that we effect a stock split, subdivision of its then outstanding common shares, or distribution of common shares in the form of a dividend. In addition, in the event that we effect a distribution of securities other than common shares in the form of a dividend, then the Series D Preferred Shares shall be entitled to receive upon conversion, in addition to the number of common shares receivable upon such conversion, the amount of our other securities that they would have otherwise received had their Series D Preferred Shares been converted into common shares on the date of the such distribution.

VOTING RIGHTS Holders of Series D Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

      If and whenever dividends on any Series D Preferred Shares or any series or class of Parity Shares, including the Series E Preferred Shares, are in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees will be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares or of any other class or series which is entitled to similar voting rights as Voting Parity Shares), and the holders of Series D Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series D Preferred Shares and of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately has so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Series D Preferred Shares and shares of any series of Voting Parity Shares then outstanding. Such special meeting will be held, in the case of such written request, within 90 days after the delivery of such request, provided that we will not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of Series D Preferred Shares and such other Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee occurs by reason of death, resignation, or disability, such vacancy will be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Series D Preferred Shares and Voting Parity Shares have been paid and dividends thereon for the current quarterly dividend period have been paid or declared and set apart for payment, then the right of the holders of the Series D Preferred Shares and Voting Parity Shares to elect such additional two Trustees will cease and the terms of office of such Trustees will terminate and the number of Trustees constituting our Board of Trustees will be reduced accordingly.

      The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series D Preferred Shares; provided, however, that no such vote of the holders of Series D Preferred Shares will be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding Series D Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, Series D Preferred Shares or any shares of any class of Parity Shares will not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Shares.

      With respect to the exercise of the above-described voting rights, each Series D Preferred Share will have one (1) vote per share, except that when any other class or series of preferred shares will have the right to vote with the Series D Preferred Shares as a single class, then the Series D Preferred Shares and such other class or series will have one quarter of one (0.25) vote per $25.00 of liquidation preference.

SERIES E PREFERRED SHARES

      We issued 1,150,000 Series E Preferred Shares in a public offering in 2001. We contributed the proceeds of the Series E Preferred Share offering to our operating partnership in exchange for a number of Series E Preferred Units equal to the number of Series E Preferred Shares that we sold in the offering. The terms of the Series E Preferred Units are substantially equivalent to the economic terms of the Series E Preferred Shares. The terms of the Series E Preferred Shares are as follows:

RANKING. The Series E Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to any Junior Shares; (ii) on a parity with all other Parity Shares; and (iii) junior to any Senior Shares.

DIVIDENDS. Holders of Series E Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on the Series E Preferred Shares at the rate of $2.5625 per year per Series E Preferred Share. Such dividends are cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each a "Dividend Payment Date"). Any dividend payable on the Series E Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which are fixed by our Board of Trustees and which are not more than 60 nor less than 10 days prior to such Dividend Payment Date. Holders of Series E Preferred Shares are not entitled to receive any dividends in excess of cumulative dividends on the Series E Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series E Preferred Shares that may be in arrears.

      When dividends are not paid in full upon the Series E Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series E Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series E Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series E Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series E Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us shall be made to or set apart for the holders of any Junior Shares, the holders of Series E Preferred Shares shall be entitled to receive a liquidation preference of $25.00 per share (the "Series E Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series E Preferred Shares have been paid the Series E Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Series E Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series E Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up shall not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment shall have been made in full to the holders of Series E Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Series E Preferred Shares and any Parity Shares shall not be entitled to share therein.

OPTIONAL REDEMPTION. The Series E Preferred Shares will not be redeemable by us prior to July 15, 2006 (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in the section entitled "Restrictions on Transfer"). On or after July 15, 2006, we may, at our option, redeem the Series E Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Series E Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for the Series E Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale of equity securities by us or our Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any Common Shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests

(however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities unless and to the extent such debt securities are subsequently converted into equity securities) or options to purchase any of the foregoing of or in us or our Operating Partnership.

      In the event of a redemption of any Series E Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such Series E Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such Series E Preferred Shares. The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series E Preferred Shares have not been paid or declared and set apart for payment, no Series E Preferred Shares may be redeemed unless all outstanding Series E Preferred Shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire Series E Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preferred Shares.

      If fewer than all the outstanding Series E Preferred Shares are to be redeemed, we will select those Series E Preferred Shares to be redeemed pro rata in proportion to the numbers of Series E Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

      Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of the Series E Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the redemption date; (ii) the number of Series E Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series E Preferred Shares are to be surrendered for cash; and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we shall default in the payment of our redemption obligation), dividends on the Series E Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon, and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date).

      The Series E Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under the section entitled "Restrictions on Transfer."

      Subject to applicable law and the limitation on purchases when dividends on the Series E Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series E Preferred Shares in the open market, by tender or by private agreement.

VOTING RIGHTS. Holders of Series E Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

      If and whenever dividends on any Series E Preferred Shares or any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights as Voting Parity Shares), and the holders of Series E Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series E Preferred Shares and of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Series E Preferred Shares and shares of any series of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of Series E Preferred Shares and such other Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee shall occur by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Series E Preferred Shares and Voting Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series E Preferred Shares and Voting Parity Shares to elect such additional two Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly. Series A Preferred Shares are not Voting Parity Shares. The holder of the Series A Preferred Shares, as a separate class, is entitled to elect two additional Trustees if we shall fail at any time or from time to time to pay when due two consecutive quarterly dividend payments on the Series A Preferred Shares, and such Trustees are entitled to serve as Trustees thereafter until all accrued and unpaid dividends on the Series A Preferred Shares have been paid in full.

      The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series E Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series E Preferred Shares; provided, however, that no such vote of the holders of Series E Preferred Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding Series E Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, Series E Preferred Shares or any shares of any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series E Preferred Shares.

      With respect to the exercise of the above-described voting rights, each Series E Preferred Share has one (1) vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series E Preferred Shares as a single class, then the Series E Preferred Shares and such other class or series shall have one quarter of one (0.25) vote per $25.00 of liquidation preference.

CONVERSION. The Series E Preferred Shares are not convertible into or exchangeable for any other property or securities.

ISSUANCE OF ADDITIONAL PREFERRED SHARES

      The following description of our Preferred Shares of beneficial interest sets forth general terms and provisions of the Preferred Shares to which any prospectus supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to our Declaration of Trust, Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment"). The Preferred Shares, when issued, will be fully paid and non-assessable. Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, subject to the rights of the holders of the Series A Preferred Share, Series B Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, our Board may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of additional series of Preferred Shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

      The rights, preferences, privileges and restrictions of the Preferred Shares of each series will be fixed by the Designating Amendment relating to the series. A prospectus supplement, relating to each series, will specify the terms of the Preferred Shares, as follows:

      o     the title and stated value of the Preferred Shares;

      o the number of Preferred Shares offered, the liquidation preference per share and the offering price of the Preferred Shares;

      o the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the Preferred Shares;

      o the date from which dividends on the Preferred Shares will accumulate, if applicable;

      o the procedures for any auction and remarketing, if any, for the Preferred Shares;

      o     the provision for a sinking fund, if any, for the Preferred Shares;

      o     the provision for redemption, if applicable, of the Preferred
            Shares;

      o     any listing of the Preferred Shares on any securities exchange;

      o the terms and conditions, if applicable, upon which the Preferred Shares will be convertible into our Common Shares, including the conversion price (or manner of calculation) and conversion period;

      o any other specific terms, preferences, rights, limitations or restrictions of the Preferred Shares;

      o a discussion of certain material federal income tax considerations applicable to the Preferred Shares;

      o the relative ranking and preferences of the Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

      o any limitation on issuance of any series of Preferred Shares ranking senior to or on a parity with the series of Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

      o any limitations on direct or beneficial ownership and restrictions on transfer of the Preferred Shares, in each case as may be appropriate to preserve our status as a REIT.

OPERATING PARTNERSHIP SERIES C PREFERRED UNITS

      We conduct almost all of our operations through our operating partnership, for which we are the managing general partner. Interests in our operating partnership are in the form of Common and Preferred Units. As of the date of this prospectus, we owned a majority of the outstanding Common Units and a majority of the outstanding Preferred Units. The remaining Preferred Units in our operating partnership were 1,016,662 Series C Preferred Units, owned by United Properties Group, Incorporated, with terms as follows:

VOTING RIGHTS. Except in certain limited circumstances, at any time that COPT holds less than 90% of the outstanding partnership units in our operating partnership, any amendment to the operating partnership agreement must be approved by the vote of a majority of the Common and Preferred Units not held by us, each voting as a separate class. If we were to hold 90% or more of the outstanding partnership units, we would have the right to amend the operating partnership agreement without first seeking such unitholder approval.

LIQUIDATION. In the event of the dissolution of our operating partnership, the holder of the Series C Preferred Units will be entitled to receive a $25 liquidation preference (the "Series C Liquidation Preference"), prior to any liquidation payment to be made to the holders of the Common Units but PARI PASSU with liquidation payments made to us as holder of the Series A, B, D and E Preferred Units.

DISTRIBUTIONS. The holder of the Series C Preferred Units are entitled to receive quarterly priority percentage return payments, prior to distributions made to the holders of the Common Units but PARI PASSU with distributions made to us as holder of the Series A, B, D and E Preferred Units, in an amount equal to a percentage of the Series C Liquidation Preference, which percentage equals
(a) 2.25% from December 21, 1999 to December 20, 2009, (b) 2.625% from December 21, 2009 to December 20, 2014, and (c) 3.00% thereafter.

CONVERSION. The Series C Preferred Units are convertible into Common Units at a conversion rate of 2.381 Common Units per Series C Preferred Unit.

RESTRICTIONS ON TRANSFER

      For COPT to qualify as a REIT under the Internal Revenue Code, its shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year. This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of COPT by individuals.

      The Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of COPT that a person may own. The Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number or value of the outstanding shares of beneficial interest of COPT. In addition, the Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, Common Shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

      The Board of Trustees, in its sole discretion, may exempt a proposed transferee from the 9.8% ownership limitation. However, the Board of Trustees may not grant such an exemption to any person if such exemption would result in COPT being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in COPT failing to qualify as a REIT. In order to be considered by the Board of Trustees for an exemption, a person also must not own, directly or indirectly, more than a 9.9% interest in a tenant of COPT (or a tenant of any entity owned or controlled by COPT). The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Share Trust (as defined below). The Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, in order to determine or ensure COPT's status as a REIT. Constellation Real Estate, Inc., Barony Trust Limited, Mr. Jay H. Shidler and Mr. Clay W. Hamlin, III are all Excepted Holders. However, as of the date of this prospectus, Messrs. Shidler and Hamlin together owned less than 9.8% of the outstanding Common Shares.

      The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of COPT that would result in COPT being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause COPT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of COPT if such transfer would result in shares of beneficial interest of COPT being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of COPT that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the beneficial interest of COPT that resulted in a transfer of shares to the Share Trust (as hereinafter defined), is required to give notice immediately to COPT and provide COPT with such other information as COPT may request in order to determine the effect of such transfer on COPT's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of COPT to attempt to qualify, or to continue to qualify, as a REIT.

      If any transfer of shares of beneficial interest of COPT occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of COPT in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest of COPT in excess of the ownership limit will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by COPT that such shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if COPT has already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from COPT that shares of beneficial interest of COPT have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the Common Shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then
(i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

      In addition, shares of beneficial interest of COPT held in the Share Trust will be deemed to have been offered for sale to COPT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and
(ii) the Market Price on the date COPT, or its designee, accepts such offer. COPT shall have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to COPT, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

      All certificates representing Common Shares will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of COPT's shares of beneficial interest, including Common Shares, is required to give written notice to COPT within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of COPT which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to COPT such additional information as COPT may request in order to determine the effect, if any, of such beneficial ownership on COPT's status as a REIT and to ensure compliance with the 9.8% ownership limitation. In addition, each shareholder shall upon demand be required to provide to COPT such information as COPT may request, in good faith, in order to determine COPT's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing Market Price for the Common Shares or other attributes that the shareholders may consider to be desirable.

CLASSIFICATION OF BOARD, VACANCIES AND REMOVAL OF TRUSTEES

      Our Declaration of Trust provides for a staggered Board of Trustees divided into three classes, with terms of three years each. As of the date of this prospectus, Constellation Real Estate, Inc. has appointed two Trustees, pursuant to the terms of its Series A Preferred Share. See "Description of Shares-Series A Preferred Shares."

      At each annual meeting of shareholders of COPT, successors of the class of Trustees whose term expires at that meeting will be elected for a three-year term and the Trustees in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for the Common Shares or other attributes that the shareholders may consider to be desirable. In addition, a classified Board could prevent shareholders who do not agree with the policies of the Board of Trustees from replacing a majority of the Board of Trustees for two years, except in the event of removal for cause.

      The Bylaws of COPT provide that any vacancy on the Board of Trustees may be filled by a majority of the remaining Trustees. Any individual so elected Trustee will hold office for the unexpired term of the Trustee he or she is replacing. The Declaration of Trust provides that a Trustee may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. These provisions preclude shareholders from removing incumbent Trustees, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

ADVANCE NOTICE OF NOMINATIONS AND NEW BUSINESS

      The Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. With respect to special meetings of shareholders, the Bylaws provide that only the business specified in COPT's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only
(a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or
(c) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW

      The Maryland General Corporations Law ("MGCL") contains provisions that may be deemed to have an antitakeover effect. The provisions applicable to COPT are set forth below.

CERTAIN BUSINESS COMBINATIONS. Under the MGCL, as applicable to Maryland real estate investment trusts, certain business combinations (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of such trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative votes of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has opted out of this statute by resolution. The Board of Trustees may, however, rescind its resolution at any time to make these provisions of Maryland law applicable to COPT.

CONTROL SHARE PROVISIONS. The MGCL generally provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless those rights are approved by a vote of two-thirds of the disinterested shares (generally shares held by persons other than the acquiror, officers or trustees who are employees of the trust). An acquiror is deemed to own control shares the first time that the acquiror's voting power in electing trustees equals or exceeds 20% of all such voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of the demand to consider whether the control shares will have voting rights. The trust may present the question at any shareholders' meeting on its own initiative.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share provisions do not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of COPT's shares of beneficial interest. The Board of Trustees may, however, amend the Bylaws at any time to eliminate such provision, either prospectively or retroactively.

DISSOLUTION OF THE COMPANY; TERMINATION OF REIT STATUS

      The Declaration of Trust permits the termination of COPT and the discontinuation of the operations of COPT by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares entitled to be cast on the matter at a meeting of shareholders or by written consent. In addition, the Declaration of Trust permits the termination of COPT's qualification as a REIT if such qualification, in the opinion of the Board of Trustees, is no longer advantageous to the shareholders.

                           FEDERAL INCOME TAX MATTERS

      We were organized in 1988 and elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992. COPT believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met. The following is a summary of the material Federal income tax considerations that may be relevant to COPT and its shareholders, including the continued treatment of COPT as a REIT for Federal income tax purposes. For purposes of this discussion of "FEDERAL INCOME TAX MATTERS" the term "COPT" refers only to Corporate Office Properties Trust and not to any other affiliated entities.

      The following discussion is based on the law existing and in effect on the date hereof and COPT's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Code discussed below. No assurance can be given that COPT will satisfy such tests on a continuing basis.

      In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e., at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full Federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

      Morgan, Lewis & Bockius LLP has opined that, for Federal income tax purposes, COPT has properly elected and otherwise qualified to be taxed as a REIT under the Code for taxable years commencing on or after June 1, 1992 and that its proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by COPT will enable COPT to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon certain factual assumptions and representations made by COPT. Moreover, such qualification and taxation as a REIT depends upon the ability of COPT to meet, for each taxable year, various tests imposed under the Code as discussed below, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, COPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of the operations of COPT for any particular taxable year will satisfy such requirements.

TAXATION OF COPT

      GENERAL. In any year in which COPT qualifies as a REIT, it will not generally be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. COPT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gains not distributed. Shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income, but would receive a credit for their share of any taxes paid on such gain by the REIT.

      Notwithstanding its qualification as a REIT, COPT also may be subject to taxation in certain other circumstances. If COPT should fail to satisfy either the 75% or the 95% gross income test and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which COPT fails either the 75% or the 95% gross income test (substituting for purposes of calculating the amount by which the 95% gross income test is failed, 90% for 95%) multiplied by a fraction intended to reflect COPT's profitability. COPT will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if COPT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if COPT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, COPT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. COPT also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. COPT will use the calendar year both for Federal income tax purposes, as is required of a REIT under the Code, and for financial reporting purposes. Finally, in the event that items of rent, interest or other deductible expenses are paid to a REIT by a "taxable REIT subsidiary" (as defined below) of such REIT, and such amounts are determined to be other than at arm's length, a REIT may be subject to a 100% tax on the portion of such amounts treated as excessive. Safe harbors exist for certain rental payments.

FAILURE TO QUALIFY. If COPT fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, COPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which COPT fails to qualify as a REIT will not be deductible by COPT, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, COPT also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

REIT QUALIFICATION REQUIREMENTS

      In order to qualify as a REIT, COPT must meet the following requirements, among others:

SHARE OWNERSHIP TESTS. COPT's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of COPT may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

      In order to attempt to ensure compliance with the foregoing share ownership tests, COPT's Declaration of Trust places certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require COPT to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, COPT must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury Regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of COPT's records. A shareholder failing or refusing to comply with COPT's written demand must submit with his tax return a similar statement disclosing the actual ownership of COPT shares of beneficial interest and certain other information.

      Under COPT's Declaration of Trust a person is generally prohibited from owning more than 9.8% of the aggregate outstanding Common Shares or more than 9.8% in value of the aggregate outstanding shares of beneficial interest unless such person makes certain representations to the Board of Trustees and the Board of Trustees ascertains that ownership of a greater percentage of shares will not cause COPT to violate either the 50% Limitation or the gross income tests described below. As of the date of this prospectus, Constellation Real Estate, Inc. owned more than 9.8% of the Common Shares outstanding and one Series A Preferred Share convertible into 1.8748 Common Shares. The Board of Trustees has exempted Constellation Real Estate, Inc. from the 9.8% limitation set forth in the Declaration of Trust and has determined that Constellation Real Estate, Inc. may hold up to 45% of the outstanding Common Shares. The Board of Trustees has also exempted Barony Trust Limited from the 9.8% limitation set forth in the Declaration of Trust and provided that Barony Trust Limited may own up to 10.5% of the outstanding Common Shares. The Board of Trustees has determined, based upon representations made by Constellation Real Estate, Inc. and Barony Trust Limited, that these exemptions will not result in a violation of the 50% Limitation or otherwise adversely affect COPT's ability to qualify as a REIT for Federal income tax purposes.

ASSET TESTS. At the close of each quarter of COPT's taxable year, COPT must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of COPT's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of COPT's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of COPT's total assets (the "REIT Value Test") or (ii) 10% of the outstanding voting securities of any one such issuer (the "Issuer Voting Stock Test") and 10% of the total value of any such issuer (the "Issuer Value Test")). The REIT Value Test, the Issuer Voting Stock Test or the Issuer Value Test does not apply to securities held by a REIT in a "taxable REIT subsidiary." A taxable REIT subsidiary is any corporation in which the REIT owns stock and with which the REIT makes a joint election to be so treated. COPT has filed an election to have Corporate Office Management, Inc. ("COMI") (discussed below) treated as a taxable REIT subsidiary effective January 1, 2001. Any corporation in which a REIT owns, directly or indirectly, shares possessing more than 35% of the voting power or value of such corporation will automatically be treated as a taxable REIT subsidiary (other than certain corporations which are wholly-owned by the REIT and are treated as "qualified REIT subsidiaries"). In addition, certain debt securities held by a REIT will not be taken into account for purposes of the Issuer Value Test. Finally, certain "grandfathering" rules also exempt from the Issuer Value Test securities owned by the REIT on July 12, 1999. Where COPT invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests. Accordingly, COPT's investment in real properties through its interests in the Operating Partnership (which itself holds real properties through other partnerships) will constitute an investment in qualified assets for purposes of the 75% asset test.

GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of COPT's gross income which must be satisfied for each taxable year. For purposes of these tests, where COPT invests in a partnership, COPT will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of COPT as it has in the hands of the partnership. The two tests are described below.

THE 75% TEST. At least 75% of COPT's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of COPT's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITS, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if COPT, or an owner of 10% or more of COPT, directly or constructively owns 10% or more of such tenant unless such rents are received from a taxable REIT subsidiary, provided that either (i) at least 90% of the leased property in respect of which COPT is receiving such rents is occupied by persons other than such taxable REIT subsidiary or (ii) such rents are received in respect of a "qualified lodging facility." In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, COPT generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom COPT derives no income, or through a taxable REIT subsidiary, except that the "independent contractor" or taxable REIT subsidiary requirement does not apply to the extent that the services provided by COPT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant for his convenience." In addition, COPT may directly perform a DE MINIMIS amount of non-customary services. COPT believes that the services provided with regard to COPT's properties by the operating partnership (or its agents) are now (and, it is believed, will in the future be) usual or customary services. Any services that cannot be provided directly by the Operating Partnership will be performed by independent contractors.

THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of COPT's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. COPT intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in COPT failing to satisfy either the 75% or 95% gross income test.

      For purposes of determining whether COPT complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto) are satisfied.

      Even if COPT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) COPT's failure to comply is due to reasonable cause and not to willful neglect; (ii) COPT reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, COPT will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test (substituting for purposes of calculating the amount by which the 95% gross income test is failed, 90% for 95%) multiplied by a fraction intended to reflect COPT's profitability.

COMPLIANCE WITH INCOME TESTS. During our last fiscal year, Constellation Real Estate, Inc. and certain affiliated companies were obligated as tenants to pay annualized office rents with respect to properties owned by the Operating Partnership. Some of this rental income may not constitute qualifying rental income for purposes of the 75% and 95% gross income tests. COPT expects, based on current rent levels, that receipt of such rental income will not cause it to violate the 95% gross income test for our last taxable year. Aside from this rental income, COPT does not expect that it will earn material amounts of non-qualifying income from either Constellation Real Estate, Inc. or its existing properties. Based on the foregoing, COPT expects that it will continue to satisfy the 75% and 95% gross income tests. The fact that affiliates of Constellation Real Estate, Inc. will be paying non-qualifying income may, however, restrict the ability of COPT and the Operating Partnership to acquire additional properties that generate non-qualifying income.

      To avoid a violation of the 95% gross income test, the Operating Partnership established COMI to own an interest in Corporate Realty Management, LLC, the Operating Partnership's property management company ("CRM"), and certain other entities whose activities produced income not qualifying under the 95% gross income test. The management fee and other service income earned by COMI as a result of its ownership interest in CRM and such other entities, or as a result of management and other services performed by COMI or its subsidiaries, although non-qualifying income, was not treated as non-qualifying income earned by COPT for purposes of the 95% or 75% gross income tests. However, any interest or dividends paid or distributed by COMI to the Operating Partnership was considered non-qualifying income for purposes of the 95% test, but was not considered qualifying income for purposes of the 75% test.

      On January 1, 2001, COPT acquired all of the stock in COMI which it did not previously own. COPT then elected to have COMI treated as a taxable REIT subsidiary effective January 1, 2001. COMI, as a taxable REIT subsidiary, will be treated as a separate taxable corporation. COMI is currently the only taxable REIT subsidiary owned by COPT and COPT's ownership of COMI currently represents 20% or less of the value of COPT's total assets. To insure that COPT continues to focus on real estate as its core business, the Code provides that no more than 20% of the total value of COPT's total assets may consists of stock of one or more taxable REIT subsidiaries. In addition, any dividends paid to COPT by COMI will not be treated as qualifying income for purposes of the 75% income test. Rents paid by COMI to COPT will, however, qualify as qualifying income under the 75% gross income test if (a) at least 90% of the leased space of the property is rented to persons other than COMI and other than entities in which COPT owns a 10% or greater interest and (b) the rents are substantially comparable to rents made by other tenants of COPT. Further, to the extent that income from transactions between COPT or its tenants and COMI is not determined on an arm's length basis (a "redetermined" item) a 100% tax will apply. The tax applies to the portion of any redetermined rents and deductions, and any interest that is determined under applicable tax rules to be excessive. Safe harbors are provided for certain rental payments where the amounts are de minimis, the charges to third-parties are substantially comparable, the charges are separately stated or the gross income received by COMI is not less than 150% of its direct costs in furnishing the services. In addition, interest paid by COMI to COPT will be subject to certain tax rules which may limit COMI's ability to currently deduct such interest.

      COPT intends to continue to monitor its operations and investments in the context of these standards so as to continue to satisfy the 75% and 95% gross income tests. While the Operating Partnership or its affiliates provide certain services with respect to the properties in which COPT owns interests and possibly with respect to any newly acquired properties, COPT believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. COPT intends that services that cannot be provided directly by the Operating Partnership or other agents will be performed by independent contractors.

ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, COPT was required to distribute dividends to its shareholders each year in an amount at least equal to (A) the sum of (i) 90% of COPT's REIT taxable income (computed without regard to the dividends received deduction and COPT's net capital gain) and (ii) 90% of the net income (after tax), if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before COPT timely files its tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that COPT does not distribute all of its net capital gain or distributes at least 90% but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

      COPT intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Operating Partnership agreement authorizes COPT in its capacity as General Partner to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit COPT to meet the distribution requirements. It is possible that COPT may not have sufficient cash or other liquid assets to meet the above-described distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing COPT's REIT taxable income on the other hand, or for other reasons. COPT will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

      If COPT fails to meet the above-described distribution requirement as a result of an adjustment to COPT's tax return by the Service, COPT may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

TAXATION OF SHAREHOLDERS

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as COPT qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset (to the extent they do not exceed COPT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. In the event COPT designates any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of share for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. COPT may elect to retain and pay income tax on any net long-term capital gain, in which case its domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by COPT on such retained capital gains and an increase in its basis in its shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by COPT. See the section below entitled "Capital Gains and Losses".

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the shares are capital assets in the hands of the shareholder. In addition, any dividend declared by COPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by COPT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by COPT during January of the following calendar year.

      Domestic shareholders may not include in their individual income tax returns any of COPT's net operating losses or capital losses. Instead, such losses would be carried over by COPT for potential offset against future income (subject to certain limitations). Distributions made by COPT and gain arising from the sale or exchange of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from COPT generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of shares, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. COPT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

      In general, a domestic shareholder will realize capital gain or loss on the disposition of COPT's shares of beneficial interest equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such shares of beneficial interest. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See the section below entitled "Capital Gains and Losses". Loss upon a sale or exchange of COPT's shares of beneficial interest by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from COPT required to be treated by such shareholder as long-term capital gain.

CAPITAL GAINS AND LOSSES. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

BACKUP WITHHOLDING. COPT will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

      In addition, COPT may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to COPT. See section below entitled "-Taxation of Foreign Shareholders".

TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from COPT's shares of beneficial interest will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of COPT's shares of beneficial interest will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

      Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the 50% Limitation applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or
(2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A DE MINIMIS exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 50% Limitation without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of COPT's shares of beneficial interest contained in the Charter, COPT does not expect to be classified as a "pension held REIT."

TAXATION OF FOREIGN SHAREHOLDERS. The rules governing the United States Federal income taxation of the ownership and disposition of COPT's shares of beneficial interest by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

      PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COPT'S SHARES OF BENEFICIAL INTEREST, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

      In general, Non-U.S. Shareholders will be subject to regular United States Federal income taxation with respect to their investment in COPT's shares of beneficial interest in the same manner as a U.S. shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in COPT's shares of beneficial interest that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the Federal income taxation of Non-U.S. Shareholders whose investment in COPT's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in COPT's shares of beneficial interest may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

      Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by COPT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of COPT's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that COPT makes in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

      For withholding tax purposes, COPT was required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the Final Regulations, generally effective for distributions on or after January 1, 2001, COPT will be required to withhold at the 30% rate on distributions COPT reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

      For any year in which COPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by COPT as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. COPT is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

      Gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. COPT's shares of beneficial interest will not constitute a "United States real property interest" so long as COPT is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its share was held directly or indirectly by Non-U.S. Shareholders. COPT believes that it will be a "domestically controlled REIT" and therefore, the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest will be publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of its shares not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

      If COPT does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of COPT's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE on which COPT's shares of beneficial interest are traded) and on the size of the selling Non-U.S. Shareholder's interest in COPT. If the gain on the sale of COPT's shares of beneficial interest were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if COPT is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

      Dividends paid in the United States with respect to COPT's shares of beneficial interest, and proceeds from the sale of COPT's shares of beneficial interest, through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

      The Final Regulations, originally issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

OTHER TAX CONSIDERATIONS

EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT QUALIFICATION. All of COPT's investments are through the operating partnership. COPT believes that the operating partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the operating partnership were to be treated as an association taxable as a corporation, COPT would cease to qualify as a REIT. Furthermore, in such a situation, the operating partnership would be subject to corporate income taxes and COPT would not be able to deduct its share of any losses generated by the operating partnership in computing its taxable income.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The operating partnership was formed, in part, by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the operating partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the depreciable lives of the contributed Properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the operating partnership could cause COPT to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to COPT if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining its earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had COPT purchased its interests in all properties at their agreed value.

      Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The operating partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the Contributed Properties.

STATE AND LOCAL TAXES. COPT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which COPT or they transact business or reside. The state and local tax treatment of us and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in COPT's shares of beneficial interest.

                              PLAN OF DISTRIBUTION

      We are registering the Common Shares pursuant to our obligations under several registration rights agreements, but the registration of the Common Shares does not necessarily mean that any of the Common Shares will be offered or sold by the selling shareholders or their respective donees or pledgees hereunder.

      The distribution of the Common Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the Common Shares. Underwriters may sell the Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

      The selling shareholders and any underwriters, dealers or agents that participate in the distribution of the Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profit on the sale of the Common Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      At a time a particular offer of Common Shares is made by the selling shareholders, a prospectus supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling shareholders and any other required information.

      The sale of Common Shares by the selling shareholders may also be effected from time to time by selling Common Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the Common Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

      The Common Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Common Shares which is not expected to exceed that customary in the types of transactions involved.

      In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers.

      We have agreed to pay all expenses incident to the offering and sale of the Common Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

      Each of the selling shareholders has agreed to indemnify us, our officers and Trustees and each person who controls (within the meaning of the Securities
Act) us, and each of the other selling shareholders, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Corporate Office Properties Trust for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the Common Shares offered hereby are being passed upon for us by Morgan, Lewis & Bockius LLP. The opinion of counsel as described under the heading "Federal Income Tax Matters" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current tax law.

                       WHERE YOU CAN FIND MORE INFORMATION

      COPT has filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, COPT files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by COPT at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. COPT's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

      This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of COPT, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

      The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

      We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  o   Annual Report of Form 10-K for the year ended December 31, 2000; and
  o Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 4, 2001, relating to the classification of the Series E Preferred Shares.

      You may request a copy of these filings, at no cost, by contacting Sara Grootwassink, Vice President-Finance and Investor Relations, 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045, by telephone at 410-992-7324, by facsimile at 410-740-1174, or by e-mail at sara.grootwassink@copt.com. The information contained on our website is not part of this prospectus.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

       Registration fee-- Securities and Exchange Commission           $   3,137
       Accountant's fees and expenses                                     10,000
       Legal fees and expenses                                            30,000
       Miscellaneous                                                      10,000
                                                                       ---------
       TOTAL                                                           $  53,137
                                                                       =========

      All expenses in connection with the issuance and distribution of the securities being offered shall be borne by COPT.

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

      The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

      The Declaration of Trust authorizes COPT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of COPT and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate COPT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of COPT. The Declaration of Trust and the Bylaws also permit COPT to provide indemnification to any person who served a predecessor of COPT in any of the capacities described above and to any employee or agent of COPT or a predecessor of COPT. The Bylaws require COPT to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

      The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the MGCL for Trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former Trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

      The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

ITEM 16.  EXHIBITS.

EXHIBIT                                    DESCRIPTION
NO.
4.1 Form of certificate for the Registrant's Common Shares of Beneficial Interest, $0.01 par value per share (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference.
4.2 Amended and Restated Declaration of Trust of Registrant (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.3 Bylaws of Registrant (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.4 Form of certificate for the Registrant's Common Shares of Beneficial Interest, $0.01 par value per share (filed with the Registrant's Registration Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.5 Articles Supplementary of Corporate Office Properties Trust Series A Convertible Preferred Shares, dated September 28, 1998 (filed with the Registrant's Current Report on Form 8-K on October 13, 1998 and incorporated herein by reference).
4.6.1 Articles Supplementary of Corporate Office Properties Trust Series B Cumulative Redeemable Preferred Shares, dated July 2, 1999 (filed with the Registrant's Current Report on Form 8-K on July 7, 1999 and incorporated herein by reference).
4.6.2 Articles Supplementary of Corporate Office Properties Trust Series D Cumulative Convertible Redeemable Preferred Shares, dated January 25, 2001 (filed with the Registrant's 2000 Annual Report on Form 10-K and incorporated herein by reference).
4.6.3 Articles Supplementary of Corporate Office Properties Trust Series E Cumulative Redeemable Preferred Shares, dated April 3, 2001 (filed with the Registrant's Current Report on Form 8-K on April 4, 2001 and incorporated herein by reference).
4.6.4 Second Amended and Restated Limited Partnership Agreement of the Operating Partnership dated December 7, 1999 (filed with the Registrant's 1999 Annual Report on Form 10-K on March 16, 2000 and incorporated herein by reference).
4.6.5 First Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated December 21, 1999 (filed with the Registrant's 1999 Annual Report on Form 10-K on March 16, 2000 and incorporated herein by reference).
4.6.6 Second Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated December 21, 1999 (filed with the Registrant's 1999 Annual Report on Form 10-K on March 16, 2000 and incorporated herein by reference).
4.7 Third Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated September 29, 2000 (filed with the Registrant's Post-Effective Amendment No. 2 to Form S-3 dated November 1, 2000 (Registration Statement No. 333-71807) and incorporated herein by reference).
4.8 Sixth Amendment to Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated April 6, 2001 (filed with the Registrant's Current Report on Form 8-K on April 4, 2001 and incorporated herein by reference).

4.9 Amended and Restated Registration Rights Agreement, dated March 16, 1998, for the benefit of unit holders of our operating partnership (filed with the Registrant's Quarterly Report on Form 10-Q (Commission File No. 001-14023) on August 12, 1998 and incorporated by reference).
4.10 Registration Rights Agreement, dated September 28, 1998, for the benefit of Constellation Real Estate Inc. (filed with the Registrant's 1998 Annual Report on Form 10-K on March 30, 1999 and incorporated herein by reference).
4.11 Registration Rights Agreement, dated January 25, 2001, for the benefit of Barony Trust Limited (filed with the Registrant's 2000 Annual Report on Form 10-K on March 22, 2001 and incorporated herein by reference).
5.1 Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered hereby (filed herewith).
8.1 Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters (filed herewith).
21.1 Subsidiaries of Registrant (filed with the Registrant's 2000 Annual Report on Form 10-K and incorporated herein by reference).
23.1       Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 and
           Exhibit 8.1).
23.2       Consent of PricewaterhouseCoopers LLP (filed herewith).
24.1 Powers of attorney (included on signature page to the Registration Statement).


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.


      (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section
            13(a) or Section 15(d) of the Securities Exchange Act of 1934
            (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
            Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on April 27, 2001.

                                    CORPORATE OFFICE PROPERTIES TRUST


                                    By:     /s/  Randall M. Griffin
                                          ------------------------------------
                                    Name:  Randall M. Griffin
                                    Title: President and Chief Operating Officer


                                    By:     /s/  Roger A. Waesche, Jr.
                                          ------------------------------
                                    Name:  Roger A. Waesche, Jr.
                                    Title: Senior Vice President and
                                           Chief Financial Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randall M. Griffin and Roger A. Waesche, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities with the above Registrant and on the dates indicated.

        SIGNATURE                       CAPACITY                     DATE

 /s/ Jay H. Shidler          Chairman of the Board of Trustees    April 27, 2001
--------------------------
Jay H. Shidler

 /s/ Clay W. Hamlin, III     Chief Executive Officer and Trustee  April 27, 2001
--------------------------
Clay W. Hamlin, III

 /s/ Randall M. Griffin      President and Chief Operating        April 27, 2001
--------------------------   Officer (Principal Executive
Randall M. Griffin           Officer)

 /s/ Roger A. Waesche, Jr.   Senior Vice President and Chief      April 27, 2001
--------------------------   Financial Officer (Principal
Roger A. Waesche, Jr.        Accounting and Financial Officer)

 /s/ Betsy Z. Cohen          Trustee                              April 27, 2001
--------------------------
Betsy Z. Cohen

 /s/ Kenneth D. Wethe        Trustee                              April 27, 2001
--------------------------
Kenneth D. Wethe

 /s/ Robert L. Denton        Trustee                              April 27, 2001
--------------------------
Robert L. Denton

 /s/ Kenneth S. Sweet, Jr.   Trustee                              April 27, 2001
--------------------------
Kenneth S. Sweet, Jr.

 /s/ Steven D. Kesler        Trustee                              April 27, 2001
--------------------------
Steven D. Kesler

 /s/ Edward A. Crooke        Trustee                              April 27, 2001
--------------------------
Edward A. Crooke